EXHIBIT 99.1

MiNK Therapeutics Reports Third Quarter 2023 Results

  MiNK presents first-of-a-kind data with allogeneic iNKTs, agenT-797, showing durable clinical benefit in solid tumor cancers and persistence >6 months without toxic pre-conditioning.
  AgenT-797 demonstrates potential beyond cancer, with improved survival in severe respiratory distress. MiNK plans for expansion in autoimmune and inflammatory diseases.
  Conference Call on Thursday, November 9, 2023, at 8:30 a.m. ET.

NEW YORK, Nov. 09, 2023 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic, off-the-shelf, invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases, today reported financial results for the third quarter 2023. MiNK executives will host a conference call and webcast at 8:30 a.m. ET to discuss the results and to provide a corporate update.

"This quarter we made important advancements across our iNKT cell platform, including new data that demonstrated the long-term persistence and clinical benefits of iNKTs in heavily pretreated solid tumor cancer patients,” said Dr. Jennifer Buell, President and Chief Executive Officer. “We’ve also progressed our innovative engineered programs, including CARs and TCRs, and made substantial strides expanding our internal cGMP manufacturing, a critical capability to making these novel cells accessible to a broad patient population.”

AgenT-797 has shown promising results in patients with late-stage metastatic cancer, including NSCLC, testicular, appendiceal, and gastric cancers, refractory to traditional therapies. More than 30% of these patients experienced disease stabilization or biomarker responses, and a patient with gastric cancer achieved a durable clinical response. This is especially significant, considering agenT-797’s administration does not require HLA matching or toxic pre-conditioning, setting a new standard in the field of cell therapy.

A randomized phase 2 clinical trial of agenT-797 +/- standard of care chemotherapy +/- Agenus’ botensilimab/balstilimab in patients with 2L gastric cancer is on track to launch this year. The trial will be externally funded and led by Dr. Yelena Janjigian, Chief of Gastrointestinal Oncology at Memorial Sloan Kettering Cancer Center.

Financial Results

We ended the third quarter with a cash balance of $6.4 million as compared to $10.6 million at June 30, 2023, and $19.6 million at December 31, 2022. Cash used in operations for the three and nine months ended September 30, 2023, was $4.2 million, and $12.7 million, respectively, compared to $5.6 million and $14.4 million for the same periods in 2022.

Net loss for the nine-months ended September 30, 2023 was $17 million, or $0.50 per share, compared to net loss for the same period in 2022 of $20.2 million or $0.60 per share.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2023	December 31, 2022

Cash and cash equivalents	$6,399	$19,636
Total assets	7,462	21,472

Other Financial Information
(in thousands)
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Cash used in operations	$4,209	$5,615	$12,727	$14,436
Non-cash operating expenses (income)	$993	$(1,989)	2,643	$(348)

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Operating expenses:
Research and development	3,427	6,150	12,179	17,303
General and administrative	1,796	1,838	5,242	5,757

Operating loss	5,223	7,988	17,421	23,060

Other income, net	(107)	(1,656)	(422)	(2,838)

Net loss	$5,116	$6,332	$16,999	$20,222

Per common share data, basic and diluted:
Net loss	$(0.15)	$(0.19)	$(0.50)	$(0.60)
Weighted average number of common shares outstanding, basic and diluted	34,498	33,757	34,293	33,628

Conference Call

United States (New York): 646-968-2525

USA & Canada: 888-596-4144

Conference ID: 8819822

Webcast

A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.minktherapeutics.com/events-and-presentations and via https://edge.media-server.com/mmc/p/uns7ovrj/.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, visit https://minktherapeutics.com/ or @MiNK_iNKT. Information that may be important to investors will be routinely posted on our website and social media channels.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic and curative potential of agenT-797 and iNKT cells the mechanism of action, potency and safety, interim or top-line data, including statements regarding clinical data of agenT-797 alone and in combination with anti-PD-1, the anticipated benefits of agenT-797 and clinical development plans and timelines. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are subject to risks and uncertainties, including the factors described under the Risk Factors section of the most recent Form 10-K, Form 10-Q and the S-1 Registration Statement filed with the SEC. MiNK cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and MiNK undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Investor Contact
917-362-1370
investor@minktherapeutics.com

Media Contact
781-674-4428
communications@minktherapeutics.com